Certificate of Designations, Powers,
Preferences and Rights
of the
Series A-1 Convertible Preferred Stock
(par value $0.01 per share)

of

ONLINE RESOURCES CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Online Resources Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), by its Executive Vice President and Chief Financial Officer,

DOES HEREBY CERTIFY:

FIRST: That, pursuant to authority expressly vested in the Corporation’s Board of Directors by the provisions of its Amended and Restated Certificate of Incorporation the Board of Directors duly adopted by unanimous written consent, in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, the following resolutions providing for the authorization and designation of 75,000 shares of Series A-1 Convertible Preferred Stock, par value $0.01 per share:

RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, hereby authorizes the issue from time to time of a series of Series Preferred Stock of the Corporation and hereby fixes the designation, preferences, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Amended and Restated Certificate of Incorporation, to be in their entirety as follows:

Section 1. Designation and Authorized Number.

(a) Designation. The Corporation hereby designates a series of Series Preferred Stock known as “Series A-1 Convertible Preferred Stock”, par value $0.01 per share. The Series A-1 Convertible Preferred Stock is also referred to herein as the “Series A-1 Preferred.”

(b) Authorized Number. The number of shares constituting the Series A-1 Preferred shall be 75,000 shares. The rights, preferences, restrictions and other matters relating to the Series A-1 Preferred set forth below are subject to the issuance of any subsequent series of Series Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors” or “Board”) is also authorized to decrease the number of shares of the Series A-1 Preferred prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of the Series A-1 Preferred shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 2. Dividends. In the event the Corporation proposes to declare, pay or set aside a cash dividend on shares of Common Stock, subject to any required consent of the holders of Series A-1 Preferred that may be required pursuant to Section 6(e)(v) if such dividend is to be paid in cash, the Corporation shall not so declare, pay or set aside any such dividend unless and until it has complied with the terms of the remainder of this Section 2. The Corporation shall not be permitted to declare, pay or set aside a dividend on the Series A-1 Preferred payable in shares of Series A-1 Preferred.

The amount of the proposed dividend per share of Common Stock shall be multiplied by the number of shares of Common Stock then outstanding and the resulting product (the “Proposed Common Dividend”) shall be added to the aggregate of any prior cash dividends paid on the Common Stock during the period commencing on the date of filing this Certificate through the date immediately preceding such proposed dividend on the Common Stock (the “Prior Common Dividends” and collectively with the Proposed Common Dividend, the “Aggregate Common Dividend”). The Aggregate Common Dividend shall be compared to the sum of the Accruing Amount (as defined in Section 3(a)) and Escalation Amount (as defined in Section 3(a)) (such sum, the “Cumulative Amount”).

If the Aggregate Common Dividend is less than the Cumulative Amount, then the Corporation shall be permitted, subject to Section 6(e)(v), to declare, pay or set aside a cash dividend on shares of Common Stock in an aggregate amount not to exceed the amount of the Proposed Common Dividend.

If the Aggregate Common Dividend is greater, and the Prior Common Dividends are less, than the Cumulative Amount, then the Corporation shall be permitted, subject to Section 6(e)(v), to declare, pay or set aside a cash dividend on shares of Common Stock in an aggregate amount not to exceed the difference between the Cumulative Amount less the Prior Common Dividends.

If each of the Aggregate Common Dividend and the Prior Common Dividends is greater than the Cumulative Amount, the Corporation shall be permitted, subject to Section 6(e)(v), to declare, pay or set aside a cash dividend on shares of Common Stock provided the shares of Series A-1 Preferred shall participate in such dividend with the Common Stock as if the Series A-1 Preferred had been converted to Common Stock in accordance with Section 4(a) (but excluding the Accruing Amount from the conversion calculation). If application of Section 5 hereof shall cause a limitation in the number of shares of Common Stock into which the shares of Series A-1 Preferred are then convertible, then the number of shares that can be issued upon conversion shall be proportionately allocated to the shares of Series A-1 Preferred then outstanding.

If any of the assets of the Corporation are to be distributed under this Section 2 in a form other than cash, then the fair value of such assets at the time of such distribution shall be computed by the Board of Directors in its good faith judgment. The Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Series A-1 Preferred.

Section 3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Series B Junior Participating Preferred Stock, Common Stock or any other stock of the Corporation ranking junior to the Series A-1 Preferred as to liquidation by reason of their ownership of such stock, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share of Series A-1 Preferred equal to the greater of:

(i) the sum of (A) one hundred fifteen percent (115%) of the Original Issue Price of such share of Series A-1 Preferred, (B) the Accruing Amount (as defined below) with respect to such share of Series A-1 Preferred, and (C) the Escalation Accrual (as defined below) amount with respect to such share of Series A-1 Preferred (collectively, the “Series A-1 Preference Amount”), and

(ii) such amount with respect to each share of Series A-1 Preferred as would have been payable had each such share of Series A-1 Preferred been converted, if it could then be converted, into Common Stock immediately prior to such distribution in accordance with Section 4(a), but excluding the Accruing Amount from such conversion calculation.

If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be insufficient to permit the payment to such holders of Series A-1 Preferred of the full aforementioned preferential amount, then the entire assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be distributed ratably among the holders of Series A-1 Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

The “Accruing Amount” with respect to a share of Series A-1 Preferred is equal to an amount accruing at the simple rate of eight percent (8%) per annum of the Original Issue Price of the Series A-1 Preferred, compounded quarterly on the last day of each calendar quarter, as measured from the date on which the first share of Series A-1 Preferred was first issued (the “Original Issue Date”).

The “Escalation Accrual” with respect to a share of Series A-1 Preferred is equal to an amount accruing on the Accruing Amount at the rate of the Index Rate per annum, as in effect on the first day of each calendar quarter. The “Index Rate” during a calendar quarter means the iMoneyNet First Tier Institutional Average in effect on the first day of such calendar quarter. In the event the iMoneyNet First Tier Institutional Average is discontinued, the Corporation shall substitute a comparable rate in place thereof

(b) Solely for the purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to result from a Change in Control (as defined below). “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Corporation reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Corporation, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Corporation if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Corporation immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(iii) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Corporation and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportion as their ownership of the Corporation immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Corporation.

(c) If any of the assets of the Corporation are to be distributed under this Section 3 in a form other than cash, then the fair value of such assets at the time of such distribution to the holders of Series A-1 Preferred shall be computed by the Board of Directors in its good faith judgment. The Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Series A-1 Preferred.

Section 4. Conversion. Subject to Section 5 hereof, the following conversion rights shall apply to the Series A-1 Preferred:

(a) Right to Convert. Each share of Series A-1 Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Series A-1 Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Original Issue Price (as defined below) of such share of Series A-1 Preferred, plus, at the election of the holder of such share of Series A-1 Preferred, the amount of the Accruing Amount for such share of Series A-1 Preferred, by (ii) the Conversion Price (as defined below) at the time in effect for a share of Series A-1 Preferred; provided, however, the Corporation, in lieu of issuing any shares upon conversion of all or any part of the Accruing Amount, shall have the right to pay in cash (but only upon conversion) all or part of such Accruing Amount. The “Original Issue Price” per share of Series A-1 Preferred is $1,000.00 (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series A-1 Preferred). The “Conversion Price” per share of Series A-1 Preferred initially shall equal $16.22825, subject to adjustment from time to time as provided below.

(b) Conversion Call by Corporation. Subject to the provisions of this Section 4, if there is (i) a registration statement that has been declared effective by the Securities & Exchange Commission and for which no stop-order has been issued with respect thereto registering the resale of the Common Stock underlying the Series A-1 Preferred, and (ii) the volume weighted average price for the Common Stock for any consecutive 30-day period (the “Measurement Period”) exceeds one hundred sixty five percent (165%) of the Conversion Price then in effect, then the Corporation may, within fifteen (15) days of such period, call for all or any portion of the outstanding Series A-1 Preferred to be converted into shares of fully paid and non-assessable shares of Common Stock (“Conversion Call”); provided, (1) in no event shall a Conversion Call require a conversion of the Series A-1 Preferred into Common Stock in an amount exceeding the product of (x) the average daily trading volume of the Common Stock during the Measurement Period and (y) 30; and (2) in no event shall the Corporation be permitted to effect more than one Conversion Call in any 30-day period. To exercise this right, the Corporation must deliver to the holders of the Series A-1 Preferred an irrevocable written notice (“Conversion Notice”), indicating therein the number of shares of Series A-1 Preferred to which such notice applies and the date upon which the conversion shall be effected (the “Conversion Call Date”), which shall be a date not later than five (5) days following the date of the Conversion Notice. In the event less than all of the outstanding Series A-1 Preferred is called for conversion pursuant to this Section 4(b), then the aggregate amount so called shall be allocated pro rata among the holders of the Series A-1 Preferred based upon the number of shares of Series A-1 Preferred then held by each such holder. The number of shares of Common Stock into which each share of Series A-1 Preferred will convert pursuant to a Conversion Call hereunder shall be determined in accordance with Section 4(a) above. Upon the Conversion Call Date, any share of Series A-1 Preferred subject to a Conversion Call shall be deemed converted and such share of Series A-1 Preferred will not be deemed outstanding for any purpose whatsoever and will represent only the right to receive the number of shares of Common Stock into which such share of Series A-1 Preferred has been converted.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A-1 Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price of the Series A-1 Preferred. Upon conversion of a share of Series A-1 Preferred, an amount equal to the sum of the Escalation Accrual amount (to the extent applicable) and the Accruing Amount with respect to such share of Series A-1 Preferred, to the extent not converted, shall be paid out of assets of the Corporation legally available therefor no later than 30 days after the date of such conversion. Except with respect to a Conversion Call, before any holder of Series A-1 Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A-1 Preferred, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt by the Corporation or its transfer agent of both the Series A-1 Preferred certificate(s) to be converted and the written notice. In the event of a Conversion Call pursuant to Section 4(b), the outstanding shares of Series A-1 Preferred subject to the Conversion Call shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for the Series A-1 Preferred; and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing the shares of Series A-1 Preferred are either delivered to the Corporation or the transfer agent for the Series A-1 Preferred as provided above, or the holder notifies the Corporation or the transfer agent for the Series A-1 Preferred that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation and in customary form to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(d) Status of Converted Stock. In the event any shares of Series A-1 Preferred shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be reissued by the Corporation and all rights incident to such shares of Series A-1 Preferred will terminate automatically upon such conversion.

(e) Adjustment of Conversion Price of Series A-1 Preferred. The Conversion Price shall be subject to adjustment from time to time as follows (subject to the limitations set forth in Section 5):

(i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustments for Reorganizations, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series A-1 Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the shares of Series A-1 Preferred shall have been entitled upon such reorganization, reclassification or other event and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interests thereafter of the holders of Series A-1 Preferred, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A-1 Preferred.

(iii) Adjustments for Diluting Issues. In addition to the adjustment of the Conversion Price provided above, the Conversion Price shall be subject to further adjustment from time to time as follows:

(A) Special Definitions. For purposes of this Section 4(e), the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the date on which the first share of Series A-1 Preferred was first issued.

(3) “Convertible Securities” shall mean securities convertible into or exchangeable for Common Stock, either directly or indirectly.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(iii)(C), deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 4(e)(iii)(C), deemed to be issued):

a. upon conversion of shares of Series Preferred Stock issued in a transaction that was not a Qualifying Dilutive Issuance (as defined in Section 4(e)(iii)(D) below);

b. as a dividend or distribution on Series Preferred Stock;

c. to employees, consultants, officers or directors after the Original Issue Date, pursuant to stock option, stock grant, stock purchase or similar plans or arrangements approved by the Board of Directors;

d. pursuant to warrants granted under debt financing agreements; provided, the shares underlying such warrants do not have a value on the date of issuance of such warrants exceeding five percent (5%) of the principal amount of such debt;

e. issued in transactions of primarily a strategic nature (as determined by the Board of Directors), including, without limitation, acquisitions by the Corporation or its subsidiaries of other companies or their assets; provided, such shares are issued at a value equal to or greater than the closing price of the Common Stock on the date of issuance as reported on the NASDAQ Stock Market;

f. pursuant to subscriptions or options outstanding as of the date of filing hereof; or

g. for a consideration per share equal to or greater than $12.9826 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock).

(B) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series A-1 Preferred shall be made pursuant to Section 4(e)(iii)(D) unless the consideration per share for an Additional Share of Common Stock issued (or, pursuant to Section 4(e)(iii)(C), deemed to be issued) by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue, and provided that any such adjustment shall not have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price existing immediately prior to such adjustment.

(C) Deemed Issue of Additional Shares of Common Stock. Except as otherwise provided in Section 4(e)(iii)(A) or 4(e)(iii)(B), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Conversion Price shall be made upon the actual subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

a. in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

b. in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to Section 4(e)(iii)(C)(2) or (3) above shall have the effect of increasing the Conversion Price of the Series A-1 Preferred to an amount which exceeds the Conversion Price existing immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to Section 4(e)(iii)(C), deemed to be issued) between such original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options; and

(6) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.

(D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to the limitations set forth in Section 4(e)(iii)(B) and Section 5, if Additional Shares of Common Stock are issued (or, pursuant to Section 4(e)(iii)(C), deemed to be issued) without consideration or for a consideration per share (computed on an as-converted to Common Stock basis) less than the Conversion Price per share in effect on the date of, and immediately prior to, such issue (a “Qualifying Dilutive Issuance”), then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculations in this subsection (D), the number of shares of Common Stock outstanding immediately prior to an issuance (or a deemed issuance pursuant to Section 4(e)(iii)(C)) of Additional Shares of Common Stock shall be calculated as if all outstanding shares of Series Preferred Stock and Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(E) Determination of Consideration. For purposes of this Section 4(e)(iii), the consideration received by the Corporation for any Additional Shares of Common Stock issued (or, pursuant to Section 4(e)(iii)(C), deemed to be issued) shall be computed as follows:

(1) Cash and Property. Such consideration shall:

a. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any discounts or commissions paid by the Corporation with respect to such issuance;

b. insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

c. if Additional Shares of Common Stock are issued (or, pursuant to Section 4(e)(iii)(C), deemed to be issued) together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(iii)(C), relating to Options and Convertible Securities, shall be the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A-1 Preferred to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-1 Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series A-1 Preferred.

Section 5. Limitations on Certain Conversions. In order not to violate Rule 4350(i)(1)(D) of the National Association of Securities Dealers, Inc. (the “NASD”), notwithstanding any contrary or inconsistent provision hereof, in no event shall any share of Series A-1 Preferred, including any Accruing Amount with respect thereto, be converted into shares of Common Stock pursuant to Section 4 if such conversion would cause the Corporation to have issued in the aggregate more than 5,102,986 shares of Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Common Stock, the “Cap Amount”) upon conversion of Series A-1 Preferred pursuant to Section 4, without stockholder approval.. Any shares of Series A-1 Preferred or fraction thereof that cannot be converted shall remain outstanding with all other rights hereunder other than the right of conversion.

Section 6. Voting.

(a) General. Except as otherwise provided herein or required by law, each holder of Series A-1 Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A-1 Preferred so held (exclusive of the Accruing Amount thereon) could be converted (subject to the limitations on conversion contained in Section 5 above) at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. If application of Section 5 hereof shall cause a limitation in the number of shares of Common Stock otherwise issuable into which the shares of Series A-1 Preferred are then convertible, then the votes associated with the number of shares of Common Stock that can be issued upon conversion shall be proportionately allocated to the shares of Series A-1 Preferred then outstanding. Except as required by law or as otherwise set forth herein, all shares of Series A-1 Preferred and all shares of Common Stock shall vote together as a single class on an as-converted basis (subject to the limitations on conversion contained in Section 5 above). Fractional votes by the holders of Series A-1 Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A-1 Preferred held by each holder could be converted) be rounded down to the nearest whole number. The Series A-1 Preferred shall not be entitled to cumulative voting except as required by law.

(b) Minimum Conversion Price Regarding Voting. Notwithstanding any contrary or inconsistent provision hereof other than the limits on conversion set forth in Section 5 above, for the purpose only of determining the number of votes each share of Series A-1 Preferred shall be entitled to vote pursuant to this Section 6, the Conversion Price on the record date for the taking of any vote (or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited) shall not in any case be deemed less than an amount equal to the closing price of the Common Stock on the Original Issue Date as reported on the NASDAQ Stock Market (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock).

(c) No Violation of NASD Rule 4351. Notwithstanding any other provision of this Section 6, in the event that it is determined by NASDAQ or any other securities exchange (after full process, including any appeal process available to the Corporation) that the voting provisions set forth in this Section 6 violate or conflict with NASD Rule 4351, or any successor or similar rule, or the rules or regulations of any securities exchange on which the Common Stock is then listed or traded, then the manner of voting and/or number of votes to which each share of Series A-1 Preferred is entitled shall be modified and/or reduced to the extent required to comply with such rule.

(d) Series A-1 Preferred Board Designee. So long as 10,000 shares of the Series A-1 Preferred are outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series A-1 Preferred), the holders of shares of Series A-1 Preferred, voting separately as a class, shall be entitled to elect one (1) director on the Board of Directors of the Corporation at each annual election of directors and in connection with any action by written consent of the stockholders with respect to the election of directors (and to fill any vacancies with respect thereto).

(e) Approval by Series A-1 Preferred. So long as 10,000 shares of the Series A-1 Preferred are outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series A-1 Preferred), the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding total number of shares of Series A-1 Preferred voting as a separate series:

(i) issue any security or evidence of indebtedness of the Corporation; provided, however, that the Corporation shall not be required to seek such approval for any bona fide public offering of Common Stock underwritten by a nationally recognized investment bank;

(ii) amend the certificate of incorporation, any certificate of designation or bylaws of the Corporation, or adopt any certificate of designation, in each case in a way that adversely affects the rights, preferences or privileges of the Series A-1 Preferred as a series;

(iii) enter into any transaction with affiliates of the Corporation or its subsidiaries, or permit subsidiaries of the Corporation to enter into any transaction with affiliates of the Corporation or its subsidiaries;

(iv) dissolve or liquidate the Corporation or any of its subsidiaries; or

(v) pay any cash dividends upon any of the capital stock of the Corporation.

Section 7. Optional Redemption.

(a) Right of Redemption. At any time after the seventh (7th) annual anniversary of the Original Issue Date, the Corporation shall have the right to call for redemption all, or any part, of the Series A-1 Preferred by delivery of a written notice thereof to the holders of the Series A-1 Preferred (the “Redemption Notice”) at least thirty (30) days prior to the date of redemption set forth in the Redemption Notice (the “Redemption Date”). In the event less than all of the outstanding Series A-1 Preferred is called for redemption pursuant to this Section 7, then the aggregate amount so called shall be allocated pro rata among the holders of the Series A-1 Preferred based upon the number of shares of Series A-1 Preferred then held by each such holder.

(b) Redemption Price and Payment. The shares of Series A-1 Preferred to be redeemed on the Redemption Date shall be redeemed by paying for each such share in cash an amount equal to Series A-1 Preference Amount (the “Redemption Price”). Such payment shall be made by the Corporation in full, from funds legally available therefor, on the Redemption Date to the holders entitled thereto.

(c) Redemption Mechanics. The Corporation shall provide the Redemption Notice by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A-1 Preferred notifying such holder of the redemption event and specifying the applicable Redemption Price, the Redemption Date, the number of shares of Series A-1 Preferred to be redeemed from such holder and the place where said Redemption Price shall be payable. The notice shall be addressed to each holder at its address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A-1 Preferred (except the right to receive the applicable Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(d) Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series A-1 Preferred redeemed pursuant to this Section 7 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A-1 Preferred.

Section 8. Redemption by Holders of Series A-1 Preferred.

(a) Right to Require Redemption. At any time after the seventh (7th) annual anniversary of the Original Issue Date, each holder of Series A-1 Preferred shall have the right to require the Corporation to redeem all, or any part, of the Series A-1 Preferred held by such holder by delivery of a written notice thereof to the Corporation (the “Put Notice”) at least thirty (30) days prior to the date of redemption set forth in the Put Notice (the “Put Date”).

(b) Put Price and Payment. The shares of Series A-1 Preferred to be redeemed on the Put Date shall be redeemed by paying for each such share in cash an amount equal to Series A-1 Preference Amount (the “Put Price”). Such payment shall be made by the Corporation in full, from funds legally available therefor, on the Put Date to the holder entitled thereto.

(c) Put Mechanics. The Put Notice shall be delivered in person, certified or registered mail, return receipt requested, telecopier or telex, to the Corporation and shall specify the name of the Series A-1 Preferred holder exercising its right to require redemption and specifying the applicable Put Price, the Put Date, the number of shares of Series A-1 Preferred to be redeemed from such holder. The Put Price shall be payable at the principal executive offices of the Corporation unless it advises otherwise in writing to such holder. The Put Notice shall be delivered to the Corporation at the address of its principal executive offices.

(d) Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series A-1 Preferred redeemed pursuant to this Section 8 shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A-1 Preferred.

* * * * * * * *

SECOND: That such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series A-1 Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Amended and Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended.

[Signature page follows]

IN WITNESS WHEREOF, Online Resources Corporation has caused this Certificate of Designations, Powers, Preferences and Rights to be executed as of this      day of      , 2006.

ONLINE RESOURCES CORPORATION,
a Delaware corporation

By: /s/
Catherine A. Graham
Executive Vice President and
Chief Financial Officer